Exhibit 4

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada, 89502 U.S.A.

INFORMATION CIRCULAR
as at March 11, 2005

This Information Circular is furnished in connection with the solicitation of proxies by the management of Glamis Gold Ltd. for use at the annual and extraordinary general meeting (the “Meeting”) to be held on May 5, 2005 at 1:30 p.m., local time, at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario.

Dollar amounts stated herein are in U.S. dollars unless otherwise stated.

In this Information Circular, references to “the Company”, “we” and “our” refer to Glamis Gold Ltd.. “Shares” means the common shares in the capital of the Company. “Shareholder” means a holder of Shares. “Beneficial Shareholders” means Shareholders who do not hold Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders. “Registered Shareholders” means Shareholders who hold Shares in their own name.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by the mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees. The Company has arranged with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the voting Shares in the capital of the Company held of record by such persons and the Company may reimburse such persons for reasonable fees and disbursements incurred by them in so doing. All solicitation costs will be borne by the Company.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy (the “Proxy”) are officers of the Company. A Shareholder entitled to vote at the meeting, has the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a Shareholder, to attend and act for the Shareholder and on the Shareholder’s behalf at the Meeting. A Shareholder may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

The only methods by which a Shareholder may appoint a person as proxy are submitting a proxy by mail, hand delivery or fax.

Voting by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Shares represented thereby in accordance with the instructions of the Shareholder on any ballot that may be called for. If the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. The Proxy will confer discretionary authority on the nominees named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the persons named in the Proxy will vote the Shares represented by the Proxy for the approval of such matter.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so by:

(a)	completing, dating and signing the enclosed form of proxy and returning it to the Company’s transfer agent, Computershare Investor Services Inc., by fax within North America at 1-866-249-7775, outside North America at (416) 263-9524, or by mail or by hand to the 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1;

(b)	using a touch-tone phone to transmit voting choices to a toll free number. Registered shareholders must follow the instructions of the voice response system and refer to the enclosed proxy form for the toll free number, the holder’s account number and the proxy access number; or

(c)	using the internet through the website of the Company’s transfer agent at www.computershare.com/ca/proxy. Registered Shareholders must follow the instructions that appear on the screen and refer to the enclosed proxy form for the holder’s account number and the proxy access number;

in all cases ensuring that the proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Beneficial Shareholders

The following information is of significant importance to many Shareholders who do not hold Shares in their own name. Beneficial Shareholders should note that only proxies that can be recognized and acted upon at the Meeting are those deposited by registered Shareholders (those whose names appear on the records of the Company as the registered holders of Shares).

If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the Shareholder’s name on the records of the Company. Such Shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker. In the United States the vast majority of such Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

There are two kinds of beneficial owners — those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners). Up until September 2002, issuers (including the Directors and Officers of the Company) had no knowledge of the identity of any of their beneficial owners including NOBOs. After September 1, 2002 issuers could, subject to the provisions of National Instrument 54-101, Communication with Beneficial Owners of Securities of Reporting Issuers, request and obtain a list of their NOBOs from intermediaries via their Transfer Agents. Prior to September 1, 2004 issuers could obtain this NOBO list and use it for specific purposes connected with the affairs of the corporation except for the distribution of proxy-related materials directly to NOBOs. This was stage one of the implementation of the Instrument. Effective for shareholder meetings taking place on or after September 1, 2004 issuers can obtain and use this NOBO list for distribution of proxy-related materials directly (not via ADP) to NOBOs. This is stage two of the implementation of the Instrument.

This year, the Company has decided to take advantage of those provisions of National Instrument 54-101 that permit it to directly deliver proxy-related materials to its NOBOs. As a result NOBOs can expect to receive a scannable Voting Instruction Form (VIF) from our Transfer Agent, Computershare Investor Services Inc. (“Computershare”). These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile to the number provided in the VIF. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contain complete instructions. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the Shares represented by the VIFs it receives.

Beneficial Shareholders Who Are Not NOBOs

Beneficial Shareholders who are not NOBOs should carefully follow the instructions of their broker or intermediary in order to ensure that their Shares are voted at the Meeting.

The form of proxy that will be supplied by your broker will be similar to the Proxy provided to registered Shareholders by the Company. However, its purpose is limited to instructing the intermediary how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and in Canada. ADP mails a voting instruction form in lieu of a Proxy provided by the Company. The voting instruction form will name the same persons as the Company’s Proxy to represent you at the Meeting. You have right to appoint a person (who need not be a Beneficial Shareholder of the Company) other than the persons designated in the voting instruction form to represent the Beneficial Shareholder at the Meeting. To exercise this right, you should insert the name of your desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to ADP by mail or facsimile or given to ADP by phone or over the internet, in accordance with ADP’s instructions. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. If you receive a voting instruction form from ADP, you cannot use it to vote Shares directly at the Meeting — the voting instruction form must be returned to ADP, in accordance with its instructions, well in advance of the Meeting in order to have your Shares voted.

Although as Beneficial Shareholder you may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of your broker, you may attend at the Meeting as proxyholder for the your broker and vote your Shares in that capacity. If you wish to attend at the Meeting and indirectly vote your Shares as proxyholder for your broker, you should enter your own name in the blank space on the voting instruction form provided to you and return the same to your broker in accordance with the instructions provided by your broker, well in advance of the Meeting.

Alternatively, you can request in writing that your broker send to you a legal proxy which would enable you to attend at the Meeting and vote your Shares.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a registered Shareholder who has given a proxy may revoke it by:

(a)	executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered Shareholder or the registered Shareholder’s authorized attorney in writing, or, if the registered Shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Computershare Investor Services Inc. or at the address of the registered office of the Company at 1500 Royal Centre, 1055 West Georgia Street, P. O. Box 11117, Vancouver, British Columbia, V6E 4N7, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law, or

(b)	personally attending the Meeting and voting the registered Shareholder’s Shares.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Company, nor any person who has held such a position since the beginning of the last completed financial year end of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors, the appointment of the auditor and as set out herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Board of Directors has fixed March 22, 2005 as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting. Only Shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Shares voted at the Meeting. A quorum for general meetings of Shareholders is not less than two persons being present in person or being represented by proxy, holding not less than one-twentieth of the issued Shares.

As of March 11, 2005, the Company had outstanding 130,950,953 fully paid and non-assessable Shares, each Common Share carrying the right to one vote. The Company is also authorized to issue 5,000,000 preferred shares with a par value of Cdn.$10.00. There are no preferred shares issued and outstanding as at March 11, 2005. The preferred shares are non-voting.

To the knowledge of the directors and executive officers of the Company, only the following corporation beneficially owned, directly or indirectly, or exercised control or direction over, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company as at March 11, 2005:

Shareholder Name	Number of Shares Held	Percentage of Issued Shares
Fidelity Management Research Company and Fidelity Management Trust Company together	13,507,600	10.32%

The above information was obtained from publicly available documents and from the insider reports available at www.sedi.com.

Security Ownership by Directors and Executive Officers

The following table sets out as of March 11, 2005, ownership of Shares by each Director and nominee for Director of the Company, each current executive officer of the Company and by all Directors and executive officers of the Company, who are such as at March 11, 2005, as a group, without naming them. All such Shares are directly owned by the person shown unless otherwise indicated by footnote.

Name of Beneficial Owner	Number of Shares
A. Dan Rovig, Director and Chairman	27,000	(1)
C. Kevin McArthur, Director, President and Chief Executive Officer	154,000	(2)
Ian S. Davidson, Director	12,966	(3)
Jean Depatie, Director	3,000	(4)
Kenneth F. Williamson, Director	6,000	(5)
P. Randy Reifel, Director	2,349,833	(6)
Charles A. Jeannes, Senior Vice President Administration, General Counsel and Secretary	52,000	(7)
James S. Voorhees, Vice President Operations and Chief Operating Officer	23,500	(8)
Cheryl S. Maher, Vice President Finance, Chief Financial Officer and Treasurer	36,500	(9)
David L. Hyatt, Vice President, US Operations	18,000	(10)
Steven L. Baumann, Vice President, Central America	3,000	(11)
Michael A. Steeves, Vice President, Investor Relations	Nil	(12)
Timothy Q. Haldane, Vice President, Development	1,000	(13)
Directors and Executive Officers as a Group (13 persons)	2,686,799	(14)

Notes:

(1)	Mr. Rovig also holds immediately exercisable options in respect of 165,000 Shares, 80,000 Shares at a price of Cdn$13.09 per Common Share on or before November 6, 2007, 75,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 10,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(2)	Mr. McArthur also holds immediately exercisable options in respect of 690,000 Shares, 300,000 Shares at a price of Cdn$7.38 per Common Share on or before March 24, 2007, 180,000 Shares at a price of Cdn$13.09 per Common Share on or before November 6, 2007, 200,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 10,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(3)	Mr. Davidson also holds immediately exercisable options in respect of 80,000 Shares, 20,000 Shares at a price of Cdn$5.60 on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Common Share on or before November 6, 2007, 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 5,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(4)	Mr. Depatie also holds immediately exercisable options in respect of 80,000 Shares, 20,000 Shares at a price of Cdn$5.60 per Common Share on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Common Share on or before November 6, 2007, 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 5,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(5)	\r. Williamson also holds immediately exercisable options in respect of 80,000 Shares, 20,000 Shares at a price of Cdn$5.60 per Share on or before November 1, 2006, 30,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 5,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(6)	Mr. Reifel also holds immediately exercisable options in respect of 857,500 Shares, 697,500 Shares at a price of Cdn$3.07 per Share on or before August 21, 2005, 100,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, 30,000 Shares at a price of Cdn$17.20 on or before July 30, 2008, 25,000 Shares at a price of Cdn$22.61 on or before December 2, 2008, and 5,000 Shares at a price of Cdn$21.16 on or before February 16, 2010. 2,335,755 of the Shares are owned by a corporate entity controlled by Mr. Reifel.

(7)	Mr. Jeannes also holds immediately exercisable options in respect of 363,000 Shares, 130,000 Shares at a price of Cdn$7.38 per Share on or before March 24, 2007, 125,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, 100,000 Shares at a price of Cdn$22.61 on or before December 2, 2008 and 8,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(8)	Mr. Voorhees also holds immediately exercisable options in respect of 368,000 Shares, 160,000 Shares at a price of Cdn$7.38 per Share on or before March 24, 2007, 100,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007, 100,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008, and 8,000 Shares at a price of Cdn$21.16 on or before February 16, 2010.

(9)	Ms. Maher also holds immediately exercisable options in respect of 97,000 Shares, 90,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008 and 7,000 Shares at a price of Cdn $21.16 per Share on or before February 16, 2010.

(10)	Mr. Hyatt also holds immediately exercisable options in respect of 80,000 Shares, 30,000 Shares at a price of Cdn$2.90 per Share on or before May 2, 2005, 10,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007 and 40,000 Shares at a price of Cdn$22.61 on or before December 2, 2008.

(11)	Mr. Baumann also holds immediately exercisable options in respect of 147,000 Shares, 140,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008 and 7,000 Shares at a price of Cdn$21.16 per Share on or before February 16, 2010.

(12)	Mr. Steeves holds immediately exercisable options in respect of 50,000 Shares at a price of Cdn$11.84 per Share on or before June 13, 2007.

(13)	Mr. Haldane also holds immediately exercisable options in respect of 27,000 Shares, 20,000 Shares at a price of Cdn$22.61 per Share on or before December 2, 2008 and 7,000 Shares at a price of Cdn$21.16 per Share on or before February 16, 2010.

(14)	The number does not include immediately exercisable options in respect of 3,084,500 Shares.

ELECTION OF DIRECTORS

Size of Board

The size of the Board of Directors was last determined by Shareholders at six and it is proposed that the size of the Board of Directors remain at six persons for the ensuing year. Shareholders will be asked to approve an ordinary resolution that the number of Directors elected be fixed at six.

The Board of Directors unanimously recommends that each Shareholder vote FOR the establishment of the size of the Board of Directors at six.

Term of Office

The term of office of each of the current Directors expires at the conclusion of the Meeting. The persons named below will be nominated for election at the Meeting as management’s nominees. Each Director elected at the Meeting or appointed by the Board of Directors to fill a vacancy on the Board of Directors thereafter will hold office until the next annual general meeting of the Company or until the Director’s successor is elected or appointed, unless the Director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Business Corporations Act (British Columbia).

Nominees

The following table sets out the names and ages of management’s nominees for election as Director, all offices in the Company now held by each of them, the principal occupation, business or employment of each of them and the period of time during which each has been a Director of the Company. Each of the nominees has consented in writing to stand for election as a Director of the Company.

Name, Age, Position and	Occupation, Business or	Period a Director of the
Country of Residence(1)	Employment(2)	Company
A. Dan Rovig, 66 Chairman and Director U.S.A.	Independent Consultant; Director and Chairman of the Board of the Company.	November 17, 1989 to August 15, 1997 and November 19, 1998 to present.
C. Kevin McArthur, 50 President, Chief Executive Officer and Director U.S.A.	President and Chief Executive Officer of the Company.	January 1, 1998 to present.
A. Ian S. Davidson, 63 Director Canada	Vice-President of RBC Dominion Securities Inc.	June 28, 1994 to present.
Jean Depatie, 68 Director Canada	President and Chief Executive Officer of Gold Hawk Resources Inc.	December 12, 1997 to present.
Kenneth F. Williamson, 57 Director Canada	Independent Consultant.	April 28, 1999 to present.
P. Randy Reifel, 52 Director Canada	President of Chesapeake Gold Corp.; President of Francisco Gold Corp. from February 1984 to July 2002.	July 16, 2002 to present.

Notes:

(1)	See “Corporate Governance and Committees-TSX Guideline #9” for a description and composition of the committees of the Board of Directors. There is no executive committee of the Board of Directors.

(2)	The information as to principal occupation and business or employment is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

A. Dan Rovig is currently a Director and the Chairman of the Board of Directors of the Company and has been such from November 19, 1998. Mr. Rovig first joined the Company in September of 1988 as the President of Glamis Gold Inc. and as Vice President Operations of the Company. He became a Director and the President and Chief Executive Officer of the Company and its subsidiaries on November 17, 1989 and held those positions until August 15, 1997 when he retired from the Company. Following retirement he acted as a consultant to the Company until August 1998. Before joining the Company in September 1988, Mr. Rovig was an executive officer of British Petroleum Minerals Ltd, including its subsidiaries Amselco Minerals Inc. and BP Minerals America for five years.

C. Kevin McArthur has been a Director, President and Chief Executive Officer of the Company since January 1, 1998. He served the Company and its subsidiaries in various capacities from February 1988 to the present, including Chief Operating Officer of the Company from July 30, 1997 to December 31, 1997, President & General Manager of Glamis Rand Mining Company from December 1, 1995 to July 29, 1997 and prior to that as Vice President and General Manager of Chemgold, Inc. Both Glamis Rand Mining Company and Chemgold, Inc. are subsidiaries of the Company.

A. Ian S. Davidson became a Director of the Company in June of 1994. Mr. Davidson has been in the investment industry since 1969 and is currently a Vice President of RBC Dominion Securities Inc. He has held this position with RBC Dominion Securities Inc. and its predecessor since February 1992.

Jean Depatie became a Director of the Company in December of 1997. Mr. Depatie is currently President of Decamine Inc., a private consulting firm, and previously was President and Chief Executive Officer of Gold Hawk Resources Inc. from May 1997 to November 2003. Prior thereto he was President and Chief Executive Officer of Cambiex Exploration from August 1995 to April 1997 and President & Chief Executive Officer of Louvem Mines Inc. from February 1993 to August 1995. Mr. Depatie is currently a Director of the following public companies: Freewest Resources Canada Inc., Novicourt Inc., Sulliden Exploration Inc., Franc-Or Resources Corp. and Gold Hawk Resources Inc.

Kenneth F. Williamson became a Director of the Company in April of 1999. Mr. Williamson has been associated with the brokerage business as an investment banker for 18 years having held positions as Vice Chairman, Investment Banking at Midland Walwyn/Merrill Lynch from 1993 until 1998. Since 1998 he has been an independent consultant. His main areas of concentration have been mergers and acquisitions and capital markets. Mr. Williamson is currently a Director of the following public companies: Blackrock Ventures Inc. and Bioteq Environmental Technologies Inc.

P. Randy Reifel became a Director of the Company in July of 2002 upon the closing of the merger of Francisco Gold Corp. (“Francisco”) with the Company. Mr. Reifel was a director and the President of Francisco from February, 1984 until July, 2002. Currently, Mr. Reifel is a director and the President of Chesapeake Gold Ltd. (“Chesapeake”), a public company that was formed as part of the merger between the Company and Francisco.

The Board of Directors unanimously recommends that each Shareholder vote FOR the election of the above nominees as Directors, to hold office until the next annual general meeting of Shareholders or until their successors are elected and qualified.

Voting for Directors

Under the Business Corporations Act (British Columbia) and the Articles of the Company, the six nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by Shares present, in person or represented by proxy at the Meeting and entitled to vote, will be elected Directors, if a quorum is present. In the election of Directors, a withholding of a vote will have no effect on the election since only affirmative votes will be counted with respect to the election of Directors. Voting at the meeting will, except where a poll is demanded by a member or proxy holder entitled to attend the Meeting, be by a show of hands.

Compensation of Directors

For the fiscal year ended December 31, 2004, each Director of the Company was entitled to an annual fee of $16,000 payable quarterly for acting as a Director and fees of $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. Directors have also received share purchase options (see “Security Ownership by Directors and Executive Officers”). These share purchase options have been granted at the discretion of the Compensation and Nominating Committee and were immediately exercisable. The Compensation and Nominating Committee is currently implementing a new long-term incentive compensation program for directors which is, subject to the discretion of the Committee, comprised of annual grants of share purchase options and restricted shares, both of which will vest over time.

CORPORATE GOVERNANCE AND COMMITTEES

The TSX requires that every listed company incorporated in Canada or a province of Canada must disclose on an annual basis its approach to corporate governance and provide a description of the company’s system of corporate governance with specific reference to the guidelines (collectively, the “TSX Guidelines” and each is referred to alone as a “TSX Guideline”) set out in the TSX Company Manual and, where the company’s system is different from any of those guidelines or where the guidelines do not apply to the company’s system, an explanation of the differences or their inapplicability.

Details of the Company’s corporate governance practices and the responsibilities of the Board of Directors (the “Board”), with reference to the enumerated TSX Guidelines, are addressed below. This disclosure has been approved by the Company’s Corporate Governance Committee.

1. The Board should explicitly assume responsibility for stewardship of the corporation, and as part of this should assume responsibility for the following matters: (i) the adoption of a strategic planning process, (ii) the identification of the principal risks associated with the business and the implementation of systems to manage the risk, (iii) provide for succession planning, including the appointment, training and monitoring of senior management, (iv) the establishment of a communications policy and (v) the integrity of the Corporation’s internal controls and management information systems.

The Company complies with this TSX Guideline. The Board is empowered by the Company’s Articles to manage, or supervise the management of the affairs and business of the Company. The Board assumes responsibility for the stewardship of the Company through quarterly and special meetings and has delegated certain of its responsibilities to those committees described below under TSX Guideline #9. In addition, the Board has established policies and procedures that limit the ability of management to carry out certain specific activities without the prior approval of the Board. All material acquisitions and material asset dispositions require approval of the Board.

The strategic planning process, related not only to current mining operations, but also to the acquisition and development of new properties or the acquisition of companies which control properties which are of interest to the Company, is of key importance to a corporation the size of the Company. The Board is actively involved in this planning process thereby carrying out its duty to take steps to increase Shareholder value. The strategic planning process in respect of exploration and current mining operations is accomplished through a yearly review and approval process wherein the Board reviews a rolling, five-year budget which is presented by management. The strategic planning process with respect to exploration initiatives outside the budget and the acquisition of properties or other companies is carried out by the full Board reviewing proposals brought to it by management. Outside consultants and professionals are engaged as appropriate by management or the Board. The Board monitors management’s success in implementing the strategic plan through the Board’s quarterly and special meetings and provides ongoing guidance to management at such meetings.

The Board, as part of the strategic planning process, has identified the principal risks associated with the Company’s business and has implemented a process for the regular review of these risks and has taken steps to deal with them. The Board has adopted an Environmental Policy that is administered by the Environment Committee. This committee reports to the Board on a quarterly basis, thereby enabling the Board to monitor the effectiveness of the Environmental Compliance Program.

The Board has delegated responsibility for communication with the public and the Company’s Shareholders to its President and Chief Executive Officer, Senior Vice President Administration and Vice-President, Investor Relations. Procedures are in place to ensure proper dissemination of news releases and that Shareholders who request information about the Company receive it in a timely manner. In addition, the Board has adopted a Corporate Disclosure, Confidentiality and Insider Reporting Policy which sets out rules for the disclosure of corporate information, the obligation of Directors, officers and employees of the Company to hold non-disclosed material information confidential and the trading and reporting of sales of shares of the Company.

The responsibility for monitoring the effectiveness of the Company’s internal financial information systems has been delegated to the Company’s Chief Financial Officer who reports to the Audit Committee and the Board on a quarterly basis. The duty of monitoring the technical affairs of the Company falls on the President and Chief Executive Officer who is a member of the Board. Operational reports are made to the Board on a quarterly basis to enable the Board to evaluate the Company’s performance against the Company’s strategic plan.

The Board has adopted specific programs for succession of management and training of management. Additionally, it monitors the performance of senior management against the business plan through a periodic review process (at least every quarter) and reviews and approves promotion and succession matters.

The Board met eight times and signed one consent resolution during 2004.

2. The Board should be constituted with a majority of individuals who qualify as unrelated directors.

The Company complies with this TSX Guideline. The Board is currently comprised of six persons of which five (Messrs. Rovig, Davidson, Depatie, Williamson and Reifel) are not employees or executive officers (Mr. Rovig is the non-executive Chairman of the Board) of the Company. The Board believes that these five Directors are “unrelated Directors” within the meaning of the TSX Guidelines as none of them is an executive officer or employee of the Company or party to any material contract with the Company and none of them receive remuneration from the Company in excess of directors’ fees and grants of stock options. As a result, these five Directors are free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with their ability to act independently from management or to act as a director with a view to the best interests of the Company, other than interests and relationships arising from shareholdings. The remaining member of the Board, Mr. Kevin McArthur, is the President and Chief Executive Officer of the Company, and is an employee of the Company. In addition, the Board has determined that Messrs. Rovig, Davidson, Depatie and Williamson are independent directors under the rules of the New York Stock Exchange such that a majority of the members of the Board are independent directors under those rules.

3. The Board should disclose annually whether the Board is constituted with a majority of unrelated Directors, including disclosure of directors who are related to a significant Shareholder.

The Company’s Shares are widely held and it has no “significant Shareholder”, as defined in the TSX Guidelines, as no Shareholder of the Company has the ability to exercise a majority of the votes for the election of Directors. See TSX Guideline #2 for the required disclosure concerning unrelated directors.

4. The Board should appoint a committee of directors composed exclusively of outside (non-management) directors, a majority of whom are unrelated directors, that is responsible for the appointment and assessment of directors.

The Company complies with this TSX Guideline. The Company’s Compensation and Nominating Committee (see description of the Compensation and Nominating Committee under TSX Guideline #9) is responsible for the assessment of the effectiveness of the Board as a whole and participates in the recruitment and recommendation of nominees for appointment or election to the Board.

5. The Board should implement a process for assessing the effectiveness of the Board, its committees and individual directors.

The Company complies with this TSX Guideline. The Company has adopted a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating Committee in connection with its recommendations of persons as nominees for the position of Director of the Company.

6. The Board should provide an orientation and education program for new directors.

The Company complies with this TSX Guideline. The Corporate Governance Committee has had a Directors’ Manual prepared which is distributed to all Directors to assist them in carrying out their duties. This Manual contains a Code of Business Conduct and Ethics to be adhered to by the Directors and employees of the Company in carrying out their duties. The Code of Business Conduct and Ethics is posted on the Company’s website at www.glamis.com.

7. The Board should examine the size of the Board, with specific reference to its effectiveness.

The Company complies with this TSX Guideline. The size and composition of the Board is subject to periodic review by the Compensation and Nominating Committee and the Board as a whole. In accordance with the recommendations of the Compensation and Nominating Committee, the number of Directors proposed for election at the Annual General Meeting held in May of 2003 was reduced from the nine members who were then serving, to 6. This Committee has recommended that the number of Directors to be elected at the Meeting remain at 6.

8. The Board should review the adequacy and form of compensation for directors in light of the risks and responsibilities involved in being an effective director.

The Company complies with this TSX Guideline. The Compensation and Nominating Committee is responsible for determining the compensation paid to the Directors. Their compensation is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry.

9. Committees of the Board should generally be composed of outside directors, a majority of whom are unrelated directors, however, some committees may include one or more inside directors.

The Board has four Committees: the Audit Committee, the Compensation and Nominating Committee, the Corporate Governance Committee and the Environment Committee.

     Audit Committee

The composition of the Audit Committee complies with the TSX Guideline. The Company’s Audit Committee is comprised of Ian Davidson, Dan Rovig and Kenneth Williamson, all of whom are outside and unrelated Directors within the meaning of the TSX Guidelines. In addition, each member of the Audit Committee is “independent,” as that term is used in Part 303.01 of the Listed Company Manual of the New York Stock Exchange. The Audit Committee met four times during 2004.

The Audit Committee reviews all financial statements of the Company prior to their publication, reviews audits, considers the adequacy of the audit procedures, recommends the appointment of independent auditors, reviews and approves professional services to be rendered by them and reviews fees for audit services. On August 4, 2000, the Board adopted a charter for the Audit Committee to follow in carrying out its audit and financial review functions. This charter was amended and restated by the Board as of February 13, 2004 and is available for viewing on the Company’s website at www.glamis.com.

The Board has established definitions for “financial literacy” and “accounting or related financial expertise” and has determined that all members of the Audit Committee are financially literate and that at least one member of the Audit Committee has accounting or related financial expertise. The Audit Committee meets separately (without management present) with the Company’s auditors to discuss the various aspects of the Company’s financial statements and the independent audit.

     Environment Committee

The Environment Committee is composed of 3 Directors (Jean Depatie, Kevin McArthur and Randy Reifel), 2 of whom (Messrs. Depatie and Reifel) are outside and unrelated Directors. This composition complies with the TSX Guideline as a majority of the members are unrelated Directors. The Board has determined that the input of the President and Chief Executive Officer is important to the Environment Committee in reviewing the environmental affairs of the Company. The Environmental Committee met four times during 2004.

The Environment Committee’s function includes arranging for and reviewing the annual environmental audit of the Company’s operations. The responsibility of the Committee is to ensure adherence to the Company’s Environmental Policy (the “Policy”), to review the effectiveness of the Policy and to ensure that environmental incidents are dealt with expeditiously.

     Compensation and Nominating Committee

The composition of the Company’s Compensation and Nominating Committee, comprised of Dan Rovig, Jean Depatie and Kenneth Williamson, all outside and unrelated Directors, complies with the TSX Guideline. The Compensation and Nominating Committee met two times during 2004.

On February 13, 2004, the Board adopted a charter for the Compensation and Nominating Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.

The compensation function of the Compensation and Nominating Committee is to review on an annual basis, the compensation paid to the Company’s Directors, to review the performance and compensation paid to the Company’s executive officers and to make recommendations on compensation to the Board. In addition, the Committee reviews annually the compensation plans for the Company’s non-executive staff. The compensation philosophy of the Compensation and Nominating Committee is stated below under “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others”.

The nominating function of the Compensation and Nominating Committee is to evaluate and recommend to the Board the size of the Board and persons as nominees for the position of Director of the Company. The Company has adopted a formal procedure for assessing and evaluating the effectiveness of both the individual Directors as well as the Board as a whole. This function is carried out annually by the Corporate Governance Committee whose evaluations and assessments are then provided to the Compensation and Nominating Committee in connection with its duty of evaluating and recommending persons as nominees for the position of Director of the Company.

Mr. Rovig was, during the last completed financial year of the Company, and remains, the non-executive Chairman of the Board of Directors of the Company. Mr. Rovig first joined the Company in September of 1988 as President of Glamis Gold Inc. and as Vice-President of Operations of the Company. Mr. Rovig became a director, President and Chief Executive Officer of the Company on November 17, 1989 and remained in those positions until his retirement from the Company on August 15, 1997.

     Corporate Governance Committee

The Corporate Governance Committee is composed of 3 Directors (Ian Davidson, Kevin McArthur and Randy Reifel), 2 of whom (Messrs. Davidson and Reifel) are outside and unrelated Directors. This composition complies with the TSX Guideline as a majority of the members are unrelated Directors. The Board has determined that the input of the President and Chief Executive Officer to the Corporate Governance Committee is important in reviewing the corporate governance standards that the Company should adhere to. The Corporate Governance Committee met two times during 2004.

On February 13, 2004, the Board adopted a charter for the Corporate Governance Committee to follow in carrying out its duties. This charter is available for viewing at the Company’s website at www.glamis.com.

The Corporate Governance Committee has been given the responsibility of developing and recommending to the Board the Company’s approach to corporate governance. This Committee has had a Directors’ Manual prepared and distributed to all Directors to assist members of the Board in carrying out their duties. The Committee has also prepared Corporate Governance Guidelines for the Company which have been adopted by the Board and are available for viewing at the Company’s website at www.glamis.com. The Corporate Governance Committee also reviews with management all new and modified rules and policies applicable to governance of the Company to assure that the Company remains in full compliance with such requirements.

10. The Board should assume or assign responsibility to a committee of the Board, the responsibility for developing the corporation’s approach to governance issues.

The Company complies with this TSX Guideline. See description of Corporate Governance Committee under TSX Guideline #9.

11. The Board, together with the Chief Executive Officer (“CEO”) should develop position descriptions for the Board and for the CEO, involving the definition of the limits to management’s responsibilities and the Board should approve or develop the corporate objectives which the CEO is responsible for meeting.

The Company complies with this TSX Guideline. See the description under TSX Guideline #1.

12. The Board should have in place structures and procedures to ensure that the Board can function independently of management. An appropriate structure would be to (i) appoint a chairman who is not a member of management to ensure that the Board discharges its responsibilities, or (ii) adopt alternate means of achieving this.

The Company complies with this TSX Guideline. Mr. Dan Rovig, the Chairman of the Board, is not a member of management and is accordingly an unrelated Director. At each meeting of the Board, a separate session of the unrelated Directors chaired by Mr. Rovig is held. The purpose of these sessions is to allow frank and open discussion regarding the affairs of the Company, including management performance, without management being present.

13. The Board should ensure that the Audit Committee is composed of outside directors and that the role and responsibilities of the Audit Committee are specifically defined.

The Company complies with this TSX Guideline. See description of the Audit Committee under TSX Guideline #9.

14. The Board should implement a system to enable individual directors to engage outside advisors at the Corporation’s expense.

The Company complies with this TSX Guideline. The Board has a policy of permitting individual Directors, subject to the approval of the Board, to engage outside legal, financial or other expert advisors at the Company’s expense in the appropriate circumstances.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON COMPENSATION OF EXECUTIVE OFFICERS AND OTHERS

The Company’s Compensation and Nominating Committee comprised of Jean Depatie, A. Dan Rovig, and Kenneth F. Williamson, reviews the compensation of the Company’s executive officers, other employees and Directors annually and makes recommendations on compensation to the Board.

It is the policy of the Committee to compensate the Company’s executive officers by both direct remuneration (salary and bonuses) and entitlement to stock-based incentive compensation. Though the Committee has not established any specific compensation criteria directly related to corporate performance, the Committee’s philosophy is to balance short and long term incentives in evaluating performance and determining actual incentive awards. The Committee targets base salary levels by comparison with other public companies of a similar size to the Company in the metals and mining industry. The base salaries are reviewed annually for market competitiveness and to reflect each executive officer’s responsibilities, experience and individual performance. The Company has recently established a formal bonus program for executives as part of a comprehensive incentive compensation program comprised of annual grants of share purchase options, restricted shares and/or bonuses, subject to the discretion of the Committee. The amount of bonus for each executive is determined by the Committee based on a combination of individual and corporate performance factors, judged against established sets of goals and objectives.

The Committee reviews several factors in determining, on an annual basis, the total compensation payable to the President and Chief Executive Officer. In particular, the Committee reviews publicly available data and data provided by independent third parties regarding compensation paid to Chief Executive Officers of other public companies of a similar size to the Company in the metals and mining industry. Additionally, the Committee considers the specific performance of the Chief Executive Officer during the preceding year, including generally the performance of the Company as a whole as measured by its financial performance, operational performance and specific strategic achievements.

The Committee also reviews the compensation paid to Directors of the Company. The compensation paid to the Directors is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry. Directors have also received share purchase options (see “Security Ownership by Directors and Executive Officers”). These share purchase options have been granted at the discretion of the Compensation and Nominating Committee and were immediately exercisable. The Compensation and Nominating Committee is currently implementing a new long-term incentive compensation program for directors which is, subject to the discretion of the Committee, comprised of annual grants of share purchase options and restricted shares, both of which will vest over time.

     Compensation and Nominating Committee

A. Dan Rovig	Kenneth F. Williamson	Jean Depatie

PERFORMANCE GRAPHS

The Toronto Stock Exchange

The following chart compares the market performance of the Company’s Shares in Canadian dollars on the TSX as compared to the S&P/TSX Gold Index and the S&P/TSX Composite Index. The TSX is the principal trading market for Shares of the Company outside of the United States.

Compares 5 Year Cumulative Total Return among Glamis Gold Ltd., TSX Gold Index and TSX Composite Index

New York Stock Exchange

The following chart compares the market performance of the Company’s Shares in U.S. dollars on the New York Stock Exchange (“NYSE”) as compared to the Coredata Group Index (an index comprised solely of gold mining companies) and the NYSE Market index.

Compares 5 Year Cumulative Total Return Among Glamis Gold Ltd., NYSE Market Index and Coredata Group Index

EXECUTIVE COMPENSATION

Remuneration of Management and Others

During the Company’s fiscal year ended December 31, 2004 the aggregate remuneration paid or payable to the Directors and all executive officers of the Company and its subsidiaries (all of whose financial statements are consolidated with those of the Company) was $2,245,327.

Under an existing policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to Directors and officers. The Directors and officers of the Company as individuals are insured for losses arising from claims against them for certain acts, errors or omissions. The policies provide a maximum coverage in any one policy year of $20 million for each claim. The annual premium which was paid during the year ended December 31, 2004 was $400,390. The premiums for the policies are not allocated between Directors and officers as separate groups.

Named Executive Officers

“Named Executive Officer” means each Chief Executive Officer, each Chief Financial Officer and each of the three most highly compensated executive officers, other than each Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $150,000 and any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of the Company at the end of the most recently completed financial year end.

Under applicable laws Mr. McArthur, Mr. Jeannes, Mr. Voorhees, Ms. Maher and Mr. Hyatt are “Named Executive Officers” of the Company for the period ended December 31, 2004. The following disclosure is in respect of these individuals.

     Compensation of Named Executive Officers

The table below shows the compensation paid to the Named Executive Officers for the past three fiscal years.

SUMMARY COMPENSATION TABLE
Long Term
Compensation
	Annual Compensation				Awards
Securities
Underlying
				Other Annual	Options	All Other
		Salary	Bonus	Compensation	Granted	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)(2)	($)
C. Kevin McArthur President, Chief Executive Officer and Director	2004 2003 2002	371,875 320,833 267,000	200,680 Nil 365,000	Nil Nil Nil	Nil 200,000 780,000	1,764,030(1)(3), 2,415,381(1)(3) 1,503,766(1)(3)
Charles A. Jeannes Senior Vice-President Administration, General Counsel and Secretary	2004 2003 2002	247,042 229,167 220,000	100,680 Nil 210,000	Nil Nil Nil	Nil 100,000 325,000	616,472(3) 473,308(3) 1,005,800(3)
James S. Voorhees Vice-President, Operations, and Chief Operating Officer	2004 2003 2002	247,042 229,167 220,000	100,680 Nil 210,000	Nil Nil Nil	Nil 100,000 300,000	493,951(3) 885,555(3) 799,949(3)
Cheryl S. Maher Vice-President Finance, Chief Financial Officer and Treasurer	2004 2003 2002	168,438 155,375 148,500	80,680 Nil 110,000	Nil Nil Nil	Nil 90,000 55,000	286,840(3) 738,994(3) 434,965(3)
David L. Hyatt Vice-President, U.S. Operations	2004 2003 2002	140,875 136,250 134,250	40,680 Nil 30,000	Nil Nil Nil	Nil 40,000 10,000	142,243(3) 379,778(3) 246,258(3)

Notes:
(1)	Includes a fee of $16,000 paid annually to the Named Executive Officer in his capacity as a Director of the Company and fees of $1,000 for each meeting of the Board attended and of $500 for each committee meeting attended.

(2)	The Table lists share purchase options (“Options”) granted during the noted fiscal year under the Company’s Incentive Share Purchase Option Plan (the “Plan”). The Named Executive Officers of the Company are not entitled to receive share appreciation rights (“SAR”) under the Company’s Share Appreciation Rights Plan. As of March 11, 2005, options in respect of 3,724,000 Shares were outstanding under the Plan at exercise prices ranging from Cdn$2.18 to Cdn$22.61 and 3,280,030 Shares remained available under the Plan for the grant of additional options by the Compensation and Nominating Committee. Options granted under the Plan are made for a 5-year period at the closing price as published by the TSX on the trading day prior to the date of grant. The Compensation and Nominating Committee determines which Named Executive Officers, Directors and employees of the Company are to receive Options, the exercise price of the Options, and restrictions, if any, which are to attach to the right to exercise Options. The employment contracts of the Named Executive Officers provide that they are entitled to be granted Options in respect of a stated number of Shares, however, the Compensation and Nominating Committee can, and has, granted options in excess of the stated amounts. If a Named Executive Officer has his employment with the Company terminated without cause, any outstanding Options will remain in effect for a period which is the shorter of the time to the expiration of the share purchase option and up to 36 months from the time of termination of employment.

(3)	The stated amount includes an amount in respect of the exercise of Options that is the difference between the aggregate market value, on the day of exercise, of Shares acquired upon exercise of Options and the aggregate purchase price of such Shares under the Option.

     Long-Term Incentive Plan and Restricted Stock Awards

No long-term incentive plan awards or awards of restricted stock were made to the Named Executive Officers during the Company’s most recently completed financial year.

     Options Granted to the Named Executive Officers

No share purchase options or share appreciation rights were granted during the financial year ended December 31, 2004 to the Named Executive Officers.

     Share Purchase Options Exercised by the Named Executive Officers

Share purchase options exercised by the Named Executive Officers during the financial year ended December 31, 2004 and the value of the unexercised in-the-money options at December 31, 2004, are as follows:

	Securities			Value of Unexercised in-the-
	Acquired	Aggregate	Unexercised Options at FY-end,	Money Options at FY-end and
	on	Value	Exercise Price and whether	whether Exercisable or
	Exercise	Realized	Exercisable or Unexercisable	Unexercisable
Name	(#)	(Cdn.$)	(#)	(Cdn.$)
C. Kevin McArthur	150,000	2,129,500	300,000 exercisable at Cdn.$7.38 180,000 exercisable at Cdn.$13.09 200,000 exercisable at Cdn.$22.61	$6,168,000 Exercisable $3,700,800 Exercisable Nil
Charles A. Jeannes	50,000	808,380	150,000 exercisable at Cdn.$7.38 125,000 exercisable at Cdn.$13.09 100,000 exercisable at Cdn.$22.61	$3,084,000 Exercisable $2,570,000 Exercisable Nil
James S. Voorhees	40,000	664,808	160,000 exercisable at Cdn.$7.38 100,000 exercisable at Cdn.$13.09 100,000 exercisable at Cdn.$22.61	$3,289,600 Exercisable $2,056,000 Exercisable Nil
Cheryl S. Maher	50,000	386,000	90,000 exercisable at Cdn.$22.61	Nil
David L. Hyatt	20,000	195,300	30,000 exercisable at Cdn.$2.90 10,000 exercisable at Cdn.$13.09 40,000 exercisable at Cdn.$22.61	$616,800 Exercisable $205,600 Exercisable Nil

No share options were repriced on behalf of the Named Executive Officers during the financial year ended December 31, 2004.

The Company does not have a pension plan under which benefits are determined primarily by final compensation (or average final compensation) and years of service.

     Termination of Employment, Change in Responsibilities and Employment Contracts

     The terms and conditions of the employment contract or arrangement between the Company or its subsidiary and a Named Executive Officer are as follows:

By an amended agreement dated November 1, 2001, Mr. C. Kevin McArthur was engaged by the Company to act as its President and Chief Executive Officer. The agreement has a month-to-month term subject to certain termination provisions. If Mr. McArthur is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. McArthur is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $402,500 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. Charles A. Jeannes was engaged by the Company to act as its Senior Vice-President Administration, General Counsel and Secretary. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Jeannes’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Jeannes is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $254,100 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. James S. Voorhees was engaged by the Company to act as its Vice-President, Operations and Chief Operating Officer. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Voorhees’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Voorhees is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $254,100 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Ms. Cheryl S. Maher was engaged by the Company to act as its Vice President, Finance, Chief Financial Officer and Treasurer. The Agreement has a month-to-month term subject to certain termination provisions. If Ms. Maher’s employment with the Company is terminated for other than cause, she will be paid any remuneration due through the date of termination together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Ms. Maher is terminated or if she resigns her employment within 12 months following a change of control of the Company, as defined in the agreement, she will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $173,250 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. David L. Hyatt was engaged by the Company to act as its Vice-President, U.S. Operations. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Hyatt’s employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Mr. Hyatt is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $144,900 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

No funds were set aside or accrued by the Company during the year ended December 31, 2004 to provide pension, retirement or similar benefits for Directors or Named Executive Officers of the Company pursuant to any existing plan.

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, will be nominated at the Meeting at a remuneration to be fixed by the Directors. KPMG LLP has been the auditors of the Company since March 11, 1986.

It is anticipated that a representative of KPMG LLP will be in attendance at the Meeting and will be given an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that each Shareholder vote FOR the appointment of KPMG LLP as auditor of the Company.

See “Item 17: Additional Information” in the Company’s AIF for the fiscal year ended December 31, 2004 for a description of fees paid to KPMG LLP for the years ended December 31, 2004 and 2003.

     SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has two equity compensation plans: an Incentive Share Purchase Option Plan (the “Option Plan”) dated for reference September 30, 1995 and an Equity Incentive Plan (the “Equity Plan”) dated for reference January 1, 2004. Each of these plans and the Shares subject to the plans have been approved by the Shareholders.

The following table summarizes (i) the Shares subject to options under the Option Plan, the weighted-average exercise prices of the outstanding options and the number of Shares that remain available for new options under the Option Plan, and (ii) the restricted Shares awarded under the Equity Plan, the issue price of the restricted Share awards and the number of Shares that remain available for new Share awards under the Equity Plan, all as of March 11, 2005. The Company has no outstanding warrants or rights, other than those under the Option Plan.

Equity Compensation Plan Information

Number of
securities
remaining available
	Number of		for future issuance
	securities to be	Weighted-average	under equity
	issued upon exercise	exercise price of	compensation plans
	of outstanding	outstanding options,	(excluding
	options, warrants and	warrants and rights or	securities
	rights or outstanding	issue price pursuant	reflected in column
	pursuant to Awards	to Awards	(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security-holders - (the Option Plan)	3,724,000(1)	Cdn$13.68	3,280,030
Equity compensation plans approved by security-holders - (the Equity Plan)	57,000(2)	Cdn$21.78(3)	943,000
Equity compensation plans not approved by security-holders	Nil	N/A	Nil
Total	3,781,000	Cdn$13.68 (options) Cdn$21.78 (awards)	4,223,030

Notes:

(1)	No share purchase options were granted to the directors or executive officers of the Company during 2004.

(2)	This amount is comprised of restricted share awards to directors and executive officers, all of which are vested as to one-third immediately, one-third on the first anniversary of the award and one-third on the second anniversary of the award.

(3)	This amount represents the fair market value of the restricted shares as of the date of issuance, calculated in accordance with the terms of the Equity Plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No directors, proposed nominees for election as directors, executive officers or their respective associates or affiliates, or other management of the Company were indebted to the Company as of the end most recently completed financial year or as at the date hereof.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

An informed person is one who generally speaking is a director or executive officer or a 10% Shareholder of the Company. To the knowledge of management of the Company, no informed person or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director had any interest in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries during the year ended December 31, 2004, or has any interest in any material transaction in the current year other than as set out herein.

MANAGEMENT CONTRACTS

Except as set out herein, there are no management functions of the Company which are to any substantial degree performed by a person or company other than the directors or senior officers of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

Resolutions Relating to the New Business Corporations Act (British Columbia)

The Company Act (the “Former Act”) of the Province of British Columbia has applied to the Company since incorporation. That legislation has recently undergone significant modernization, with the replacement of the Former Act by the Business Corporations Act (“BCBCA”) effective March 29, 2004. The Company had two years from that date to transition itself under the new legislation, failing which it would be dissolved. The Board of Directors passed the appropriate resolutions on January 3, 2005 to effect the basic transition of the Company from the Former Act to the BCBCA and, upon registration of a transition application with the Registrar of Companies of British Columbia, the Company was transitioned under the BCBCA in January of 2005. This basic transition means that the Company has a Notice of Articles (in place of its Memorandum) that is substantially the same as the Memorandum. The Notice of Articles is kept by the Registrar of Companies (the “Registrar”) appointed under the BCBCA and, among other things, sets out the number and class(es) of shares in the capital of the Company. The Company continues to have Articles which are now kept by the Company at its records office. The current Articles, among other things, set out rules for the conduct of the business and affairs of the Company and the rights and restrictions that are attached to the classes of shares of the Company.

While many of the significant changes made by the BCBCA are not affected or governed by the Articles and have applied to the Company since the BCBCA was passed, the BCBCA contains new wording and introduces a number of new concepts and provisions. Management has determined that it is desirable to update the Articles and Notice of Articles to better reflect the BCBCA and at the same time to delete from such documents various provisions that have become obsolete over time or which are now no longer required as a result of, or are inconsistent with, the provisions of the BCBCA. In addition, the BCBCA permits various things which were not permitted by the Former Act and management believes that it is desirable, where possible, that the Company’s Notice of Articles and Articles should take advantage of some of these provisions since it may allow for more transactions to be completed by the Company without the expense of a special general meeting. The proposed changes are embodied in special resolutions to be passed by the Shareholders and are described below.

The BCBCA: Matters for Consideration at the Meeting

Shareholders will be asked to pass special resolutions further described below to: (a) amend the Notice of Articles of the Company to remove the application of the Pre-existing Company Provisions (as described below under “Removal of the Pre-existing Company Provisions”), (b) replace the existing special rights and restrictions that attach to the Company’s Preferred shares with updated special rights and restrictions, and, (c) delete the existing Articles (the “Existing Articles”) and to replace them with new Articles (the “New Articles”) as described under the heading “Adoption of New Articles”.

The alteration to the Notice of Articles of the Company will not become effective until the special resolution effecting such has been received for deposit at the Company’s records office and, subsequently, a Notice of Alteration of the Company’s Notice of Articles has been filed with the Registrar of Companies under the BCBCA. The adoption of New Articles, which will include the amended special rights and restrictions for the Preferred shares, will not become effective until the special resolution adopting them has been received for deposit at the Company’s records office.

The text of the special resolutions and the special rights and restrictions for the Company’s existing class of Preferred Shares are attached as Schedule A to this Information Circular. Special resolutions must be passed by not less than three-quarters of the votes cast by Shareholders who vote in person or by proxy at the Meeting.

The board recommends that the Shareholders vote FOR the special resolutions set out in Schedule A.

Removal of the Pre-existing Company Provisions

Under the BCBCA, the Company, as a company that existed when the BCBCA came into effect, is subject to a set of provisions, which it was required to incorporate in its Notice of Articles, designated as the Pre-existing Company Provisions (the “PCPs”). Those PCPs that have specific application to the Company are as follows:

(a) a special resolution requires a majority of three quarters of the votes cast in order to pass;

(b) a special separate resolution of a class or series requires a majority of three quarters of the votes cast in a class or series vote in order to pass; and

(c) subject to a number of exceptions, before purchasing any of its shares, the Company must make an offer, to every shareholder holding shares of the class or series to be purchased, to purchase the shares pro rata.

There are additional PCPs that do not apply to the Company because of specific exemptions applicable to the Company in its current circumstances. In order to remove the application of any of the PCPs, it is a requirement of the BCBCA that a special resolution be passed to remove the application of all of the PCPs (although any one of the PCPs can thereafter be added to the Company’s Articles). The Company does not propose to retain any of the PCPs. The proposed special resolution to remove the PCPs is set out in Schedule A.

     Special Majority for Resolutions

Special resolutions are required to be passed to authorize a number of significant corporate actions including transactions such as certain amalgamations, arrangements and continuances out of British Columbia. Such transactions also may require approvals of each class and series of a Company’s shares by special separate resolutions if they prejudice or interfere with the rights or special rights attached to such shares. Any proposed changes to the Articles of a Company which prejudice or interfere with the rights or special rights attached to a class or series of shares must also be approved by a special separate resolution passed by the holders of the class or series affected.

Under the Former Act, the majority required to pass special resolutions and separate special resolutions was three quarters of the votes cast. This requirement has been continued by the PCPs as long as the Company remains subject to the PCPs and, accordingly the special resolutions proposed to be passed at the Meeting require a majority of three quarters of the votes cast. The BCBCA permits companies to determine the majority of votes required to pass a special resolution and this “special majority” may be anywhere from two-thirds of the votes cast (as it currently is in analogous circumstances under the Canada Business Corporations Act and most other Canadian corporate statutes) to three-quarters of the votes cast. Management believes that it is appropriate that the Company adopt the requirement for a favourable vote of two-thirds of the votes cast on a special resolution and a special separate resolution, as this is the number typically required for most Canadian public companies.

     Purchase of Shares on a Pro Rata Basis

The Company proposes that it will not retain a corporate requirement to purchase back its shares on a pro rata basis because such transactions are more appropriately governed by securities laws of various provinces and elsewhere where the Company has shareholders. In general these securities laws mandate pro rata purchases or their functional equivalent with certain exceptions. Management believes that securities laws and not the Company’s constitution (or PCPs) should govern when the Company must make pro rata purchases in such transactions, and the drafters of the BCBCA evidently agreed and deliberately omitted these provisions from the BCBCA (other than the PCPs) to leave them to securities legislation.

Authorized Share Capital – Updated Special Rights and Restrictions for the Preferred Shares

The Company has authorized capital consisting of an unlimited number of common Shares with no par value and 5,000,000 Preferred Shares with a Cdn.$10.00 par value.

The new special rights and restrictions to be attached to the Preferred Shares that are incorporated in the New Articles, are substantially similar to the rights and restrictions presently attached to the Preferred Shares except that they have been updated.

Adoption of New Articles

As noted above, the Company’s Existing Articles, among other things, set out rules for the conduct of its business and affairs. For the reasons set out above, including the enactment of the BCBCA, it is desirable to update the Company’s Existing Articles. The New Articles will continue to set out rules for the conduct of the Company’s business and affairs, but they will be consistent with the BCBCA.

The New Articles in their proposed form are available for inspection during regular business hours for the period before the Meeting at the Company’s registered and records office at Suite 1500 – 1055 West Georgia Street, P.O. Box 1117, Vancouver, British Columbia V6E 4N7. A copy of the New Articles may be obtained from the Company by contacting: Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada, 89502; telephone (775) 822-4600 or fax to: (775) 827-6992. They are also described in this Management Information Circular. The amendments principally reflect the provisions of the BCBCA that modernize British Columbia corporate legislation. The New Articles do not include a number of provisions in the Existing Articles that are now covered by the BCBCA to avoid the possibility of conflict or the possibility of having to comply both with the statutory provision and a corresponding but different provision in the Articles and include the use of the new terminology adopted under the BCBCA. For example, “members” are now “shareholders” and “register of members” is now “central securities register” under the BCBCA. Most of these terminology and wording changes are not discussed in detail here, as they reflect statutory requirements that the Company cannot alter or amend or are largely housekeeping matters.

Set out below is a discussion of certain changes proposed under the New Articles. These proposed changes include substantive changes and changes that are simply a result of changes under the BCBCA.

     Borrowing Powers

Under the Existing Articles, the Company may borrow money, issue bonds, debentures and other debt obligations and mortgage, charge, or give security on the undertaking, or on the whole or any part of the property and assets, of the Company (both present and future). Under the BCBCA, companies are now also permitted, without restriction (other than general corporate governance principles), to guarantee repayment of money by any other person or the performance of any obligation of any other person. This change reflects the modernization of corporate legislation to effectively respond to increasingly complex financial transactions that companies may enter into in the course of their business. As a result, the New Articles provide that the Company may guarantee the repayment of money by any other person or the performance of any obligation of any other person. Management believes that it is in the best interests of the Company to allow for such guarantees to permit the Company the maximum flexibility in possible future financial transactions, recognizing the duties directors have to ensure that the guarantee must always be in the best interests of the Company.

     Share Certificates

Under the Existing Articles, a shareholder is entitled to a share certificate representing the number of shares of the Company held. Under the BCBCA, a shareholder is now entitled to a share certificate representing the number of shares of the Company held or a written acknowledgement of the shareholder’s right to obtain such a share certificate. As a result, the New Articles provide for this additional right. The addition of the ability to issue a written acknowledgement is very useful for public companies such as the Company, since it permits flexibility in corporate and securities transmissions.

     Indemnity Provisions

Under the Former Act, the Company could only indemnify directors and officers where it obtained prior court approval, except in certain limited circumstances. The Existing Articles provided for the Company to indemnify directors and officers, subject to the provisions of the Former Act. Under the BCBCA, the Company is now permitted (and is, in some circumstances, required) to indemnify a past or present director or officer of the Company or an associated corporation without obtaining prior court approval in respect of an “eligible proceeding”. An “eligible proceeding” includes any legal proceeding relating to the activities of the individual as a director or officer of the Company. However, under the BCBCA, the Company will be prohibited from paying an indemnity if:

(a) the party did not act honestly and in good faith with a view to the best interests of the Company;

(b) the proceeding was not a civil proceeding and the party did not have reasonable grounds for believing that his or her conduct was lawful; and

(c) the proceeding is brought against the party by the Company or an associated corporation.

As a result, the New Articles propose to require the Company to indemnify directors, officers and other persons, subject to the limits imposed under the BCBCA and they allow for the Company to advance expenses to indemnified persons, subject to the limits imposed under the BCBCA. Management believes that it is in the best interests of the Company to allow the indemnification of directors, officers and others, subject to the limits and conditions of the BCBCA in order to attract the best possible individuals to act.

     Amendment of Articles and Notice of Articles re Share Capital

The New Articles provide that the general authority required to amend all provisions of the Company’s Articles and the Notice of Articles relating to the authorized share structure and the attachment of special rights and restrictions thereto including any changes therein is an ordinary resolution. The default provision under the BCBCA would be a special resolution. If the amendment prejudices or interferes with the rights or special rights attached to any class of issued shares, by the provisions of the BCBCA, the consent of the holders of that class of shares by a special separate resolution is also required. Under the New Articles, a special separate resolution, will require a majority of two-thirds rather than three-quarters of the votes cast in order to be passed.

     Shareholders’ Meetings

In addition to reflecting the present notice and other provisions of the BCBCA relating to shareholders’ meetings, the New Articles provide that shareholders’ meetings may be held at such place inside or outside British Columbia as is determined by the directors.

     Officers

Under the Existing Articles, the Company is required to have at least a President and Secretary as officers, and separate individuals were required to hold those positions. In addition, the Chairman and President were required to be directors. However, under the BCBCA, those requirements no longer exist, and as a result, it is proposed that the New Articles remove these requirements leaving the Company free to continue or discontinue these appointments. Management and the board of directors believe that by removing these restrictions the Company will have increased flexibility in meeting its corporate governance obligations.

     Disclosure of Interest of Directors

Under the BCBCA, the provisions relating to the disclosure of interest by directors have been revised and updated. As directors of the Company are bound by these provisions, the New Articles have deleted reference to the old disclosure of interest provisions contained in the Former Act and refer to the provisions contained in the BCBCA.

     Number of Directors

Under the Existing Articles, the number of Directors is to be determined by an ordinary resolution of the Shareholders. This requirement is not present in the BCBCA and as a result, it is proposed that the New Articles provide the Directors with the power to determine the number of Directors as this is tied to the Directors’ powers to recommend nominees for Directors.

Shareholder Approval

Shareholders will be asked to approve the special resolutions described in Schedule A. In order to be passed, the special resolutions must be approved by three-quarters of the votes cast on the resolutions at the Meeting.

The Board of Directors recommends that Shareholders vote in favour of the special resolutions.

ADDITIONAL INFORMATION

Additional Information relating to the Company is included in the Company’s Annual Report for the fiscal year ended December 31, 2004, which includes audited consolidated financial statements, report of the auditor and related management discussion and analysis. The Annual Report will be mailed to Shareholders contemporaneously herewith, but such Annual Report is not incorporated in the Information Circular and is not deemed to be a part of the proxy-soliciting material.

Further copies of the Annual Report and the proxy-soliciting material may be obtained by a Shareholder upon request without charge from: Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada, 89502, USA, telephone no. (775)-827-4600 or fax to: (775) 827-6992. These documents are also available through the Internet on SEDAR, which can be accessed at www.sedar.com.

OTHER MATTERS

Management knows of no other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.

The contents of this Information Circular and its distribution to Shareholders have been approved by the Board of Directors.

BY ORDER OF THE BOARD

(Signed) “C. Kevin McArthur”
President and Chief Executive Officer

SCHEDULE A

PROPOSED SPECIAL RESOLUTIONS

RESOLVED as special resolutions that:

1. the application of the Pre-existing Company Provisions, being those provisions set out in Table 3 of the Regulation under the Business Corporations Act (British Columbia), be removed and the Notice of Articles of the Company be altered accordingly;

2. the special rights and restrictions attached to the Preferred shares of the Company with a par value of Cdn.$10.00 each be deleted in their entirety and there be created and attached to such Preferred shares the special rights and restrictions set out in Article 25 attached as Exhibit A to this special resolution, and the Notice of Articles of the Company be altered accordingly;

3. the existing Articles of the Company be altered by deleting them in their entirety and adopting the Articles presented to the Meeting in substitution therefor, such alteration not to take effect until the date and time that this resolution is received for deposit at the Company’s records office; and

4. any director or officer of the Company be authorized to execute and deliver under the seal of the Company or otherwise, all such documents and to do all such other acts or things as such director or officer may determine to be necessary or advisable in connection with the implementation of such special resolutions, the execution of any such document or the doing of any such other act or thing by any director or officer of the Company being conclusive evidence of such determination.

EXHIBIT A

ARTICLE 25
SPECIAL RIGHTS AND RESTRICTIONS
PREFERRED SHARES

25.1 The Preferred shares as a class shall have attached to them the special rights and restrictions specified in this Article.

25.2 The Preferred shares may include one or more series.

25.3 Subject to the Act, the directors may from time to time, by resolution, if none of the Preferred shares of any particular series are issued, alter the Articles of the Company and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of:

(a) determine the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b) create an identifying name for the shares of that series, or alter any such identifying name;

(c) attach special rights or restrictions to the shares of that series, including, but without limiting or restricting the generality of the foregoing, the rate or amount of dividends (whether cumulative, non-cumulative or partially cumulative), the dates and places of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof (including redemption after a fixed term or at a premium), conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; or alter any such special rights or restrictions; but no such special right or restriction shall contravene the provisions of subclauses 25.4 and 25.5 of this Article.

25.4 The holders of Preferred shares shall be entitled, on the liquidation or dissolution of the Company, whether voluntary or involuntary, or on any other distribution of its assets among its shareholders for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of Common shares or any other shares of the Company ranking junior to the Preferred shares with respect to repayment of capital on the liquidation or dissolution of the Company, whether voluntary or involuntary, or on any other distribution of its assets among its shareholders for the purpose of winding up its affairs, the amount paid up with respect to each Preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose shall be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of Preferred shares of the amounts so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series.

25.5 Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the Preferred shares by the directors, holders of Preferred shares shall not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of the Company.